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                                                                   EXHIBIT 10.10

                                    AGREEMENT

The present agreement (the "Agreement") is made effective as of the 1/st/ day of February 2002 by and between

Santoni SpA, a corporation established and organized under the laws of the Italian Republic, having its legal address in Italy, 25135 Brescia, Via Carlo Fenzi 14, fiscal code and registered nr. 00273280172, represented by its legal representative Mr. Ettore Lonati (hereinafter "Santoni");

Vignoni Srl, a company established and organized under the laws of the Italian Republic, having its legal address in Italy, 23135 Brescia, Via Carlo Fenzi 14, registered nr. 03476200179, represented by its legal representative Mr. Ettore Lonati (hereinafter "Vignoni");

Marchisio Srl on voluntary winding up, a company established and organized under the laws of the Italian Republic, having its legal address in Italy, 25135 Brescia, Via Carlo Fenzi 14, registered nr. 03452440179, represented by its liquidator Mr. Ettore Lonati (hereinafter "Marchisio");

Matec SpA, a corporation established and organized under the laws of the Italian Republic, having its legal address in Italy, 50018 Scandicci (FI), Via dellenazioni Unite 7, registered nr. 04475560480, represented by its legal representative Mr. Ettore Lonati (hereinafter "Matec");

Dinema SpA, a corporation established and organized under the laws of the Italian Republic, having its legal address in Italy, 25134 Brescia, Via San Polo 183, fiscal code and registered nr. 00292820172, represented by its legal representative Mr. Ettore Lonati (hereinafter "Dinema")

                                   (hereinafter collectively the "Compan(y)ies")
                                                       parties of the first part

                                       and

Speizman Industries, Inc., a corporation established and organized under the laws of the State of Delaware ("Speizman"), having its legal address and principal office at 701 Griffith Road, Charlotte, North Carolina 28217, represented by its legal representative and executive officer, Mr. Robert S. Speizman;

Speizman Yarn Equipment, Inc., a corporation established and organized under the laws of the State of South Carolina, having its legal address and principal office at 701 Griffith Road, Charlotte, North Carolina 28217, represented by its legal representative and executive officer, Mr. Robert S. Speizman;

Wink Davis Equipment Co., Inc., a corporation established and organized under the laws of the State of Georgia, having its legal address and principal office at 4938 S. Atlanta Road, Suite 800 & 900, Smyrna, Georgia 30080, represented by its legal representative and executive officer Mr. Robert S. Speizman;

                                           (hereinafter collectively "Speizman")
                                                      parties of the second part

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                             Preliminary Statement:

A. On March 12/th/, 1999 Santoni and Speizman entered a certain Exclusive Distributorship Agreement, (hereinafter the "Original Agreement"), in order to appoint Speizman as Santoni's exclusive distributor in U.S.A. and Canada for the sale of its products (machines and spare parts);

B. During the Original Agreement performance, Speizman was on default on its contractual obligations to pay Santoni's ordered products;

C. On account of separate past transactions (hereinafter the "other transactions"), several debts emerged toward Vignoni, Marchisio, Matec and Dinema;

D. Presently, Speizman owes to the above mentioned Companies the following amount of money:

       d.1 Santoni's outstanding claim: (Euro) 258.531,30 (Two Hundred Fifty-Eight Thousand Five Hundred Thirty-One and 30/100 Euro), net of Speizman's counterclaims;

       d.2 Vignoni's outstanding claim: USD 185,185.48 (One Hundred Eighty-Five Thousand One Hundred Eighty-Five and 48/100 US Dollar);

       d.3 Marchisio's outstanding claim: USD 287,043.00 (Two Hundred Eighty-Seven Thousand Forty-Three and 00/100 US Dollar);

       d.4 Matec's outstanding claim: (Euro) 28.995,05 (Twenty-Eight Thousand Nine Hundred Ninety-Five and 05/100 Euro)

       d.5 Dinema's outstanding claim: USD 172,371.00 (One Hundred Seventy-Two Thousand Three Hundred Seventy-One and 00/100 US Dollar);

E. The Parties wish to enter this Agreement for the purpose of agreeing and confirming the terms and conditions of payment of both the outstanding and subsequent trade Speizman's debts as well as the supplements and modifications to the Original Agreement as set forth herein.

Now therefore, in consideration of the premises and the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

                                   Agreement:

1.     Premises

The above stated premises are an integral part of this Agreement.

2.     Outstanding debt

2.1 Speizman shall repay the total outstanding debt owed to Santoni, Vignoni and Marchisio ((Euro) 258.531,30 + USD 185,815.48 + USD 287,043.00) with sixty-nine
(69) successive equal weekly payments of (Euro) 10,000.00 each (Ten Thousand and 00/100 Euro) - total for all three aforementioned companies), on Friday of each week and a seventieth (70) and final weekly payment in an amount equal to the outstanding unpaid balance , until the debt is paid in full, with the first payment due on March 1/st/, 2002. Speizman and Santoni further acknowledge and agree that Santoni's outstanding claim in the present amount of (Euro) 253.531,30 is net of, and calculated after credit for, the sum of USD 252,729.73 (Two Hundred Fifty-Two Thousand Seven Hundred Twenty-Nine and 73/100 U.S. Dollars) which was owed by Santoni to Speizman as of February 27/th/, 2002 (the "Credited Amount"), excluding the amount of USD 285,000.00 according to the Alba Waldensian, Inc., settlement, and which has been paid and satisfied in full by setting off such

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amount against the amounts owed by Speizman to Santoni. Speizman acknowledges and agrees that after crediting the Credited Amount against the indebtedness of Speizman, there remains outstanding and payable by Speizman to Santoni the indebtedness comprising the outstanding claim in the amount of (Euro) 258.531,30.

2.2 All payments shall be allocated among Santoni, Vignoni and Marchisio in proportion to the outstanding amount of the indebtedness owned to each of such companies by Speizman. In the event that any weekly payment is not made when due, the amount which is delinquent shall bear interest until paid at a default rate of interest of 6% per year, which interest shall be due and payable weekly on Friday of each week together with the regularly scheduled installment of principal.

2.3 Speizman shall repay the USD 172,371.00 (One Hundred Seventy-Two Thousand Three Hundred Seventy-One and 00/100 US Dollar) outstanding debt owed to Dinema with monthly payment of USD 14,300.00 (Fourteen Thousand Three Hundred and 00/100 US Dollar) each until paid in full, with first payment due on March 1/st/, 2002.

2.4 Moreover, Speizman commits themselves to insure the correct and full performance of all outstanding and further trade debts towards Matec according to the terms and conditions of payment previously agreed upon by Matec itself and Speizman in the purchase orders and related correspondence.

2.5 Subject to the terms, conditions, and understandings contained in this Agreement, and for so long as there does not exist a default under the terms of this Agreement, the Companies hereby agree to refrain and forbear temporarily from exercising and enforcing any of their remedies with respect to the outstanding debt of Speizman to the Companies.

3.       Further trade debts

3.1 Speizman shall pay all future spare parts orders on and after the ate of this Agreement by irrevocable and confirmed Letter of Credit net ninety (90) days from the date of the invoice.

3.2 Furthermore, on and after the ate of this Agreement, Speizman shall pay for new machine orders comprising Products on the following payment terms: ten percent (10%) of the purchase price by down-payment in cash at the order confirmation and the remaining ninety percent (90%) of the purchase price against ninety (90) days irrevocable and confirmed Letter of Credit.

3.3 The effectiveness of each purchase order is conditioned upon the correct and full payment and performance of the aforementioned ten percent (10%) down-payment.

3.4 Each irrevocable Letter of Credit shall be issued at least 7 days prior to the shipment date and shall be payable at 90 (ninety) days from the invoice issued by each Company for the Products. With respect to purchases after the date of this Agreement, Speizman shall pay for Products in Euros ((Euro)) or US Dollars on account of the currency designated in the invoices and all letters of credit issued with respect to such purchases shall be payable in Euros ((Euro)) or US Dollars as well. All letters of credit must be irrevocable when issued and must be issued and confirmed by a bank satisfactory to the Companies. Other terms of the Letters of Credit must be satisfactory to each Company.

3.5 The terms of payment set forth in this Section 3 shall apply to all purchases by Speizman of Products (as defined in the Original Agreement and other transactions), including spare parts and new machines, made after the date of this Agreement.

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Spare part orders that are less than USD 50,000 (Fifty Thousand and 00/100 US
Dollars) in value shall be paid by wire transfer upon each Company's notice that the goods are ready to be shipped.

4.       Default and termination

4.1 The Companies may terminate this Agreement and/or the Original Agreement and/or the other transactions immediately by written notice to Speizman in the event that:

a) Speizman is in breach of its contractual obligations and fails to remedy such breach within a reasonable term, not to exceed thirty (30) days from the receipt of the other party's written notice stating the occurrence of the breach.

b) Speizman or any subsidiary of Speizman shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect),
       (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing;

c) A case or other proceeding shall be commenced against Speizman or any subsidiary of Speizman in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for Speizman or any subsidiary of Speizman or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty
       (60) consecutive days, or an order granting the relief requested in such case or proceeding (including but not limited to an order for relief under such federal bankruptcy laws) shall be entered.

d) A judgment or order for the payment of money which causes the aggregate amount of all such judgments (to the extent not fully covered by insurance) to exceed $1,000,000 shall be entered against Speizman or any of its subsidiaries by any court and such judgment or order shall continue without discharge or stay for a period of sixty (60) days.

e) Speizman shall default in the payment or performance of its existing credit facility with SouthTrust Bank, N.A. (apart from the continuation during any agreed-upon forbearance period of any existing default which is the subject of a binding forbearance agreement by SouthTrust Bank, N.A.).

f) Speizman or any of its subsidiaries shall default in the payment of any indebtedness for borrowed money, the aggregate outstanding amount of which indebtedness is in excess of USD 1,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such indebtedness was created.

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g)     Speizman shall fail to obtain refinancing of the existing credit facility from SouthTrust Bank, N.A. or other banks upon maturity of such facility (by acceleration upon default or otherwise) in the principal amount of at least USD 12,000,000.00 (Twelve Million US Dollars) and for a term extending beyond January 31, 2003.

4.2 Accordingly, in the event of early termination of this agreement, the time limits provided herein in favour of debtor are to expiry immediately and each Company will be entitled to claim any and all accrued credits against Speizman pursuant to the Original Agreement and other transactions.

4.3 Immediately upon the occurrence of any default under this Agreement (i) the obligations, agreement, and commitments of the Companies set forth in this Agreement shall immediately and automatically terminate and be of no further force or effect without further notice to or consent of Speizman, (ii) Santoni shall have the right to terminate the Original Agreement, as amended hereby, and all of Speizman's rights and agency thereunder, (iii) the Companies shall each have the right to declare the principal of and interest on the indebtedness of Speizman to such Companies, or any of them, at the time outstanding, and all other amounts owed to the Companies, or any of them, to be immediately due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived and (iv) each of the Companies shall have the right to exercise and enforce any and all rights and remedies available to each such Company under this Agreement, under any and all documents executed and delivered in connections with this Agreement, under the Original Agreement and under applicable laws to the same extent as though no forbearance had been agreed to by the Companies as provided in this Agreement, without regard to any notice or cure period contained in any of the foregoing or otherwise available under applicable laws.

5.       Exclusive distribution

5.1 Speizman will be Santoni's exclusive distributor in the U.S.A. and Canada for the sale of the Products through and including July 3/rd/, 2004, unless the early termination of the Original Agreement and/or of this Agreement occur.

6.       Reference currency

All transactions relating to this Agreement, Original Agreement as well as the other transactions, are to be wholly paid in Euros ((euro)) or US Dollars on account of the currency designated in the invoices.

7.       Governing law and Exclusive Forum for disputes

7.1 This Agreement shall be governed and construed in all respects in accordance with the Laws of the Republic of Italy. The parties expressly exclude the applicability of the United Nations Convention on Contracts for the International Sale of Goods and any other international conventions or treaties regarding the international sale of goods. Any allusion to local uses or customs is merely indicative.

7.2 The Parties agree that the exclusive competent Forum to resolve any dispute that could arise between the Parties in terms of interpretation, execution and performance of this agreement or otherwise directly or indirectly pertaining to this agreement, shall be the Court of Brescia (Italy). However, the Companies shall have the further right to file any legal

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proceeding against Speizman before any court of competent jurisdiction, State or
Federal, in the Sates of North and South Carolina.

8.       Final Clause

8.1 Should any provisions of this agreement be or become invalid, illegal or unenforceable under applicable law, the other provisions of this Agreement shall not be affected, and, to the extent permissible under applicable law, the Parties shall use their best efforts to modify said invalid, illegal, or unenforceable provisions so as to comply with such laws.

8.2 This Agreement shall not constitute a novation of the Original Agreement and the other transactions which shall remain in full force and effect except expressly amended hereby.

Santoni SpA                                   Speizman Industries, Inc.

By:  /s/ Ettore Lonati                        By:  /s/ Robert S. Speizman
     ------------------------------                -----------------------------
Name:  E. Lonati                              Name:  Robert S. Speizman
Title:  President                             Title:  President

Vignoni Srl                                   Speizman Yarn Equipment, Inc.

By:  /s/ Ettore Lonati                        By:  /s/ Robert S. Speizman
     ------------------------------                -----------------------------
Name:  E. Lonati                              Name:  Robert S. Speizman
Title:  President                             Title:  President

Marchisio Srl in liquidazione                 Wink Davis Equipment Co., Inc.

By:  /s/ Ettore Lonati                        By:  /s/ P. Donald Mullen, II
     ------------------------------                -----------------------------
Name:  E. Lonati                              Name:  P. Donald Mullen, II
Title:  President                             Title:  President

Matec SpA

By:  /s/ Ettore Lonati
     ------------------------------
Name:  E. Lonati
Title:  President

Dinema SpA

By:  /s/ Ettore Lonati
     ------------------------------
Name:  E. Lonati
Title:  President

Brescia, (date)                               Charlotte, (date)
24-06-02                                      June 25, 2002

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                               Specific Acceptance

Speizman declare to accept specifically, pursuant to articles 1341 and 1342 of the Italian Civil Code, the following clauses as described above: 4. default and termination; 5. exclusive distribution; 7. governing law and exclusive forum for disputes.

                                         Speizman Industries, Inc.

                                         By:  /s/ Robert S. Speizman
                                              ----------------------------------
                                         Name:  Robert S. Speizman
                                         Title: President

                                         Speizman Yarn Equipment, Inc.

                                         By:  /s/ Robert S. Speizman
                                              ----------------------------------
                                         Name:  Robert S. Speizman
                                         Title: President

                                         Wink Davis Equipment Co., Inc.

                                         By:  /s/ P. Donald Mullen, II
                                              ----------------------------------
                                         Name:  P. Donald Mullen, II
                                         Title: President

                                         Charlotte (date)
                                         June 25, 2002



                                         /s/ EL